Content of Equitilink.com Website The First Australia Prime Income Fund sent to shareholders of record March 5, 2001 a Proxy Statement dated March 19, 2001. The Board of Directors is seeking shareholder approval to amend the Fund's investment objective, investment policies and restrictions. * * * * * This is to provide an initial review of the March 19, 2001 Proxy Statement for the First Australia Prime Income Fund, soon to be named Aberdeen Asia-Pacific Income Fund, Inc. (symbol remains FAX). The proxy statement has been sent to FAX shareholders of record March 5, 2001, requesting their affirmative vote for various proposals at the FAX Annual Shareholder Meeting being held on April 19, 2001. Shareholder approval has been requested on several proposals, which would enable First Australia Prime Income Fund to increase its investment in Asian debt markets. The Fund is seeking shareholder approval to amend First Australia Prime Income Fund's investment objective to obtain current income, possibly also achieving incidental capital appreciation, without having to invest primarily in Australian debt securities. The Fund is also seeking shareholder approval to amend its current investment policies, and to enable the Fund to have the ability to change the investment policies later, subject only to Board of Directors approval. In addition, the Fund is seeking shareholder approval to amend its investment restrictions which are not required by the Investment Company Act of 1940. For background, over the past few years Australia has experienced a structural change leading government bond yields down to only modestly above U.S. Treasuries. First Australia Prime Income Fund's Manager and Adviser expect this to continue for the foreseeable future. First Australia Prime Income Fund, with shareholder approval, began adding Asian bonds in 1998, subject to a maximum of 35% of the Fund's total assets. This has contributed significantly to yield, currency, and capital gains. Both U.S. dollar denominated Asian Bonds (known as Yankees) and Asian currency denominated bonds, have partly shielded the portfolio from the negative impact of the Australian dollar depreciation versus the U.S. dollar. With First Australia Prime Income Fund's Asian bonds now totaling 30% of total assets, there is limited scope to increase earnings and currency diversification without increasing the 35% limit. The proposed change in First Australia Prime Income Fund's objective and policies would permit Asian bond investments up to 80% of the Fund's total assets. Currently there are many yield opportunities in Asia, such as Korean domestic 10-year bonds trading about 7%, and lesser-credit corporate bonds trading between 10% and 12%. The Philippines domestic 10-year bonds are yielding about 15%. The Yankee market yields as a whole 9%, with certain issuers offering double-digit yields. First Australia Prime Income Fund is asking shareholder approval for policies to be able to: 1. Increase Asian debt to a maximum of 80% of investments (currently 35% of investments) 2. Reduce the minimum investment in Australian debt to 20% of investments (currently 65% of investments) 3. Increase to a maximum of 35% the Fund's investment in Asian debt securities rated, or considered by the investment manager to be, below investment grade (currently 15%) 4. Allow a maximum of 10% of investments to be rated below B- (currently not allowed). 5. Expand the categories of derivatives which may be utilized by the fund, such as for adjusting Asian debt currency and duration, and minimizing transaction costs. Derivatives would also be used to be able to hedge Australian currency risk, and in general would not be used to leverage First Australia Prime Income Fund, Inc. For future flexibility in dealing with changing markets and other conditions, and to reduce delays and costs, First Australia Prime Income Fund asks shareholders to approve that any subsequent changes to the Fund's investment policies be subject only to approval by the Board. First Australia Prime Income Fund's Investment Manager and Investment Adviser expect that First Australia Prime Income Fund's average credit quality with these changes will be lowered from AA- to BBB+, both of which are within S and P investment grade, and intend that the proposed alterations to First Australia Prime Income Fund's portfolio and credit quality will not have an adverse effect on First Australia Prime Income Fund's preferred stock and its credit rating. First Australia Prime Income Fund's Investment Manager and Investment Adviser propose to implement the increased investment in Asian debt securities gradually, with an initial target of a 50% in Asia (from the approximate 30% currently held) over the next 18 months. This is an important time in the development of Australia and Asian economies, bond and currency markets. "FOR" votes on the proxy are required to approve the proposals. In fact, because of the vote requirements to approve the proposals, shareholders who do not vote will effectively be voting against the proposals. Overall, approval of the proposals would afford the Fund more investment management flexibility in the Australian and Asian currency and bond markets, noting added risk factors, and enable the Fund to try to create higher yields and greater diversification as to credits, currencies, countries and hedging activities. For a more complete explanation of the proposals, and information such as regarding officers and directors, and discussions of risks involved in Asian debt investment, management of credit risk, the risk of derivatives, risks involved in leverage, and Australian and Asian outlook, please refer to the proxy statement. Additional copies of the proxy statement are available from the Proxy Solicitor, Innisfree M and A, 800-750-5834, who may also answer questions on registered and beneficial shareholder voting procedures.